POGI – Paradigm Oil & Gas Inc (OTC- BB)

COMPANY NEWS AND PRESS RELEASES FROM OTHER SOURCES:

PARADIGM OIL & GAS INC, CONTRACTS WORLD CLASS FINANCIAL COMMUNICATIONS AND CORPORATE DEVELOPMENT FIRM

CALGARY, Alberta, April 11, 2005 -- The Board of Directors of Paradigm Oil & Gas, Inc. ("Paradigm" or "the Company") (OTC BB, POGI), is pleased to announce the addition of Insight Communications Inc. to the team.

In an attempt to broaden the investor base and to seek additional public exposure for the Company's projects, Paradigm has contracted Insight Communications Inc.

Insight Communications Inc. (“ICI”) is a financial communications and corporate development firm specializing in micro cap to mid-cap public companies.

The Dallas, Texas based firm’s proprietary financial communications strategies and media capabilities comprise a foundation for reaching individual and institutional investors that the Company believes is totally unique in the financial services industry.

ICI assists its clients in building a broad base of shareholder interest and optimizing “sustainable” market valuation. ICI develops and implements an integrated, multi-channeled communications campaign on behalf of each Client that maximizes corporate exposure. An essential element for success is the utilization of multiple proprietary media channels by which ICI strategically integrates corporate information with institutional quality research and traditional financial press relations.

“We believe that compliant corporate communications campaigns that target highly defined and responsive audiences can have a dramatic and positive impact on the shareholder value of micro, small and mid-cap public companies,” said James Boston, President of ICI. “These companies generally are overlooked by the investment community and haven’t yet shown up on Wall Street’s radar screens.”

For more information contact:

James D. Boston, President
Insight Communications, Inc.
14900 Landmark Blvd., Suite 350
Dallas, TX 75254
214-634-2364, Fax: 214-905-3829
www.insightcommunicationsinc.com
jboston@insightcommunicationsinc.com

Paradigm Oil & Gas Inc.
c/o Robert L. Pek, President
35 – 12880 Railway Avenue,
Richmond, B.C.
V7E 6G4

Phone: 403 827 1208

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.